AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 1997
                                                      REGISTRATION NO. 333-22513

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        ---------------------------------

                                 POST EFFECTIVE
                                 AMENDMENT NO. 1

                                       to

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        ---------------------------------


                               THE AES CORPORATION
             (Exact name of Registrant as specified in its charter)




    DELAWARE                        4911                       54-1163725
 ----------------       -----------------------------     ----------------------
 (State or other         (Primary Standard Industrial       (I.R.S. Employer
 jurisdiction of          Classification Code Number)     Identification Number)
 incorporation or
  organization)


                             1001 NORTH 19TH STREET
                            ARLINGTON, VIRGINIA 22209
                                 (703) 522-1315
               (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                               executive offices)


                                 BARRY J. SHARP
                               Vice President and
                             Chief Financial Officer
                               THE AES CORPORATION
                             1001 NORTH 19TH STREET
                            ARLINGTON, VIRGINIA 22209
                                 (703) 522-1315
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        ---------------------------------

                                   COPIES TO:

  PHILIP D. BEAUMONT, ESQ.                         DAVID J. FRIEDMAN, ESQ.
   CHADBOURNE & PARKE LLP                           SKADDEN, ARPS, SLATE,
    30 ROCKEFELLER PLAZA                             MEAGHER & FLOM LLP
  NEW YORK, NEW YORK  10112                           919 THIRD AVENUE
       (212) 408-5100                             NEW YORK, NEW YORK  10022
                                                       (212) 735-3000

                          AES CHINA GENERATING CO. LTD
                          3/F (W), GOLDEN BRIDGE PLAZA
                          NO. 1(A) JIANGUOMENWAI AVENUE
                   BEIJING 100020, PEOPLE'S REPUBLIC OF CHINA

NOTICE OF RESCHEDULED SPECIAL CLASS MEETING OF HOLDERS OF CLASS A COMMON STOCK
            AND RESCHEDULED SPECIAL GENERAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON APRIL   , 1997

To Our Shareholders:

         Notice is hereby given that a Special Class Meeting of Holders of Class A Common Stock (the "Class A Meeting") of AES China Generating Co. Ltd., a Bermuda company ("AES Chigen"), and a Special General Meeting of the Shareholders (the "Special Meeting") of AES Chigen, will be held at 1001 North 19th Street, Arlington, Virginia 22209, on April , 1997. The Class A Meeting will commence at 1 p.m., local time, and the Special Meeting will commence immediately after the conclusion of the Class A Meeting. The Class A Meeting and the Special Meeting were originally scheduled to be held on March 31, 1997. The Class A Meeting and the Special Meeting, and any adjournments or postponements thereof, are being held for the following purpose:

         To consider and vote upon the adoption and approval of the Amended and Restated Agreement and Plan of Amalgamation dated as of November 12, 1996 (the "Amalgamation Agreement") among AES Chigen, The AES Corporation, a Delaware corporation ("AES"), and AES Acquisition Co. Ltd., a Bermuda company and a wholly-owned subsidiary of AES ("AES Sub"), pursuant to which AES Sub will amalgamate with and into AES Chigen (the "Amalgamation"), and each share of AES Chigen Class A Common Stock outstanding immediately prior to the Amalgamation will be canceled in consideration of the right to receive a fraction of a share of Common Stock, par value $0.01 per share, of AES, determined as provided in the Amalgamation Agreement.

         The Board of Directors of AES Chigen has determined that the Amalgamation is in the best interests of the holders of Class A Common Stock. For purposes of ss. 106 of the Companies Act 1981 of Bermuda, as amended, it has been determined that the fair value of the AES Chigen Class A Common Stock is $13.05 which is the minimum value per share to be received by holders of AES Chigen Class A Stock in the Amalgamation. Holders of AES Chigen Class A Common Stock who do not vote in favor of the Amalgamation will have the right to seek an appraisal of the fair value of their shares in connection with the completion of the Amalgamation. See "Rights of Dissenting Shareholders" found on page 48 of the Proxy Statement/Prospectus dated February 28, 1997, relating to the Class A Meeting and the Special Meeting, as amended and supplemented by the accompanying Supplement dated March , 1997.

         Holders of Class A Common Stock and shareholders of record at the close of business on February 18, 1997 will be entitled to notice of, and to vote at, the Class A Meeting and the Special Meeting, respectively, and any adjournments or postponements thereof. Whether or not you plan to attend, please sign, date and return the enclosed proxy in the postage-paid envelope provided. The prompt return of your proxy will assist us in preparing for the Class A Meeting and the Special Meeting.

                                             BY ORDER OF THE
                                             BOARD OF DIRECTORS


                                             Jeffery A. Safford
                                             Vice President, Chief
                                             Financial Officer and Secretary

March [  ], 1997

                             YOUR VOTE IS IMPORTANT

           WHETHER OR NOT YOU EXPECT TO ATTEND THE CLASS A MEETING OR
         THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED
                  PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED.


             THE BOARD OF DIRECTORS OF AES CHINA GENERATING CO. LTD.
          UNANIMOUSLY RECOMMENDS THAT HOLDERS OF THE AES CHIGEN CLASS A
              COMMON STOCK AND THE SHAREHOLDERS VOTE TO APPROVE AND
                        ADOPT THE AMALGAMATION AGREEMENT.

                                 Proxy Statement
                                  (Supplement)

                          AES CHINA GENERATING CO. LTD.

                               -------------------

                                   Prospectus
                                  (Supplement)

                               THE AES CORPORATION



         This Supplement amends and supplements the Proxy Statement/Prospectus dated February 28, 1997 (the "Proxy Statement/Prospectus"), relating to the Special Class Meeting of Holders of AES China Generating Co. Ltd. ("AES Chigen") Class A Common Stock (the "Class A Meeting") and the Special General Meeting of the Shareholders of AES Chigen (the "Special Meeting"), both of which were originally scheduled to be held on Monday, March 31, 1997 for the purpose of approving and adopting the Amended and Restated Agreement and Plan of Amalgamation, pursuant to which AES Acquisition Co. Ltd. ("AES Sub"), a Bermuda company and wholly-owned subsidiary of The AES Corporation ("AES"), would be amalgamated with and into AES Chigen. Shareholders may obtain an additional copy of the Proxy Statement/Prospectus free of charge by calling Corporate Investor Communications, Inc. at 1-201-896-1900. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Proxy Statement/Prospectus.


         The Class A Meeting and the Special Meeting have been rescheduled and
will be held on    , April   , 1997 at the time and place and for the purposes
specified in the accompanying notice. Holders of AES Chigen Class A Common Stock and AES Chigen shareholders of record at the close of business on February 18, 1997 will be entitled to notice of, and to vote at, the Class A Meeting and the Special Meeting, respectively, and any adjournments or postponements thereof.


         This Supplement, the attached notice of the Class A Meeting and the Special Meeting, and the enclosed form of proxy were first mailed to AES Chigen's shareholders on or about March , 1997.

                            SUPPLEMENTAL INFORMATION

         In the section of the Proxy Statement/Prospectus entitled "Recent Developments - AES Chigen," an error was made in the statement on page 69 regarding AES Chigen's net income for the fiscal year ended November 30, 1996; the correct figure is $4.1 million. On January 31, 1997, AES Chigen issued a press release in which it announced net income for the year ended November 30, 1996 of $4.1 million or $0.26 per share, compared to net income of $2.1 million or $0.12 per share for 1995. Revenues for fiscal year 1996 amounted to $9.2 million compared to $1.4 million for fiscal year 1995. The increase in net income for the year was primarily driven by AES Chigen's Wuxi Tin Hill facility and by lower development expenses. Net income was offset in part by expenses incurred (in the amount of approximately $1.4 million) in pursuing the proposed amalgamation with AES. In addition, the press release disclosed the announcement by AES on January 30, 1997 that it was increasing its offer to the holders of AES Chigen Class A Common Stock by removing the possibility of a downward adjustment to the 0.29 Exchange Ratio in the proposed Amalgamation in the event that the price for AES Common Stock trades above $50 per share.

         In the lawsuit described in "Risk Factors- AES Risk Factors - Litigation Concerning the Amalgamation" found on page 15 and in "Recent Developments - Certain Litigation in Respect of the Amalgamation" found on page 70 of the Proxy Statement/Prospectus, an amended complaint was filed by the plaintiff on March 7, 1997. The amended complaint seeks preliminarily and permanently to enjoin AES from acquiring the outstanding shares of AES Chigen which it does not already own. In addition, the amended complaint seeks unspecified damages, including attorneys' fees and costs. Plaintiff's amended complaint supplements the prior complaint and asserts claims that, among other things, AES breached its duty of candor to the plaintiff class by issuing a materially false, misleading and omissive Proxy Statement/Prospectus, which was filed with the Securities and Exchange Commission on February 28, 1997 and furnished in connection with the solicitation of proxies by the Board of Directors of AES Chigen. On March 13, 1997, counsel for the parties reached an agreement in principle to resolve the lawsuit, subject to court approval and the satisfaction of certain other conditions.

         The sections of the Proxy Statement/Prospectus entitled "Summary - Comparative Per Share Data" (page 10), "Summary - The AES Corporation Summary Consolidated Financial Data" (page 11), "Summary - AES China Generating Co. Ltd. Summary Financial Data" (page 12), "The AES Corporation Selected Consolidated Financial Data" (page 71) and "AES Chigen Selected Financial Data" (page 74) have been updated to include information contained in the audited financial statements for the fiscal year ended November 30, 1996 for AES Chigen and in the audited consolidated financial statements for the fiscal year ended December 31, 1996 for AES which are incorporated herein by reference. The updated information is as follows:

COMPARATIVE PER SHARE DATA

         The following table sets forth certain historical per share data and combined pro forma per share data for the AES Common Stock and the AES Chigen Class A Common Stock on an unaudited pro forma basis after giving effect to the Amalgamation as a purchase, assuming that the Exchange Ratio is 0.2900 (the ratio calculated as if the Average Closing Price was not less than $45.00 per share) and that approximately 2.4 million shares of AES Common Stock are issued in the Amalgamation. This data should be read in conjunction with the selected historical financial data and the separate historical financial statements of AES and AES Chigen and notes thereto, included elsewhere or incorporated by reference in the Proxy Statement/Prospectus, as amended and supplemented hereby.

                                              Fiscal Year 1995(1)              Fiscal Year 1996(2)
                                              -------------------              -------------------
                                          Historical     Pro Forma(3)      Historical     Pro Forma(3)
                                          ----------     ------------      ----------     ------------
Net income per share:
  AES (per share of AES Common Stock)       $ 1.41          $ 1.38           $ 1.62          $ 1.60
  AES Chigen (per share of AES Chigen
   Common Stock/share equivalent)             0.12            0.40             0.26            0.46
Cash dividends per share:
  AES (per share of AES Common Stock)          --              --               --              --
  AES Chigen (per share of AES Chigen
   Common Stock/share equivalent)              --              --               --              --
Book value per share:
  AES (per share of AES Common Stock)         7.34            9.16             9.32           10.91
  AES Chigen (per share of AES Chigen
   Common Stock/share equivalent)            11.87            2.66            12.18            3.16


-------------------

 (1) The 1995 fiscal year ended on December 31, 1995 for AES and on November 30, 1995 for AES Chigen.
 (2) The 1996 fiscal year ended on December 31, 1996 for AES and on November 30, 1996 for AES Chigen.
 (3) The pro forma net income per share information assumes 100% ownership of AES Chigen and an additional 2.4 million shares of AES Common Stock outstanding for both periods. The pro forma book value per share information assumes the issuance of 2.4 million shares of AES Common Stock at $62-7/8 per share (the closing price of AES Common Stock on March 10, 1997), or approximately $150 million in stockholders' equity. The AES Chigen pro forma per share equivalent data was computed by multiplying the AES pro forma per share information by the Exchange Ratio of 0.2900. See the section entitled "The Amalgamation -- Terms of the Amalgamation" on page 29 of the Proxy Statement/Prospectus.

THE AES CORPORATION SUMMARY CONSOLIDATED FINANCIAL DATA(1)

                                               Year Ended December 31,
In millions, except ratio
and per share data             1992       1993       1994       1995         1996
                              ------     ------     ------     ------       ------
Statement of Operations
   Data:
Revenues...................   $  401     $  519     $  533     $  679       $   835
Operating costs and
   expenses................      246        323        297        426           557
Operating income...........      155        196        236        253           278
Interest expense...........       99        128        125        127           144
Income before income taxes
   and minority interest...       66         89        145        167           193
Net income.................       56         71        100        107           125
Net income per share.......     0.80       0.98       1.32       1.41          1.62
Weighted average shares
   outstanding.............       69         73         76         76            77

Balance Sheet Data:
Total assets...............   $1,552     $1,687     $1,915     $2,341       $ 3,622
Revolving bank loan
   (long-term).............       --         --         --         --           125
Project finance debt
   (long-term).............    1,146      1,075      1,019      1,098         1,558
Other notes payable
   (long-term).............       50        125        125        125           325
Stockholders' equity.......      177        309        401        549           721


----------------------------

(1) The information for the five years ended December 31, 1996 has been derived from AES's audited consolidated financial statements.



AES CHINA GENERATING CO. LTD. SUMMARY FINANCIAL DATA(1)

In millions, except ratio and per share
data


                                               Period From        Fiscal Year      Fiscal Year
                                             December 7, 1993        Ended            Ended
                                              (inception) to      November 30,     November 30,
                                             November 30, 1994       1995             1996
                                            ------------------    ------------     -------------
Statement of Operations Data:

Revenues..................................        $  --              $ 1.4             $ 9.2
Operating costs and expenses..............          7.0                9.9               8.9
Operating income (loss)...................         (7.0)              (8.5)              0.3
Interest income, net......................          6.6               10.5               5.2
Income (loss) before income taxes and
   minority interest......................         (0.4)               2.2               4.8
Net income (loss).........................         (0.4)               2.1               4.1
Net income (loss) per share...............        (0.03)              0.12              0.26
Weighted average shares outstanding.......           15                 17                16

Balance Sheet Data:

Total assets..............................        $210.9             $229.9            $280.7
Loans from minority partners..............           --                 7.0              36.3
Other notes payable.......................           --                 1.0               2.9
Shareholders' equity......................         201.6              187.6             190.4


--------------------------------
(1) The information for the period from December 7, 1993 (inception) to November 30, 1994 and the fiscal years ended November 30, 1995 and 1996 has been derived from AES Chigen's audited consolidated financial statements.

                               THE AES CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table summarizes certain selected consolidated financial data, which should be read in conjunction with AES's consolidated financial statements and related notes and which are incorporated by reference herein. The selected consolidated financial data as of and for each of the five years in the period ended December 31, 1996 have been derived from the audited consolidated financial statements of AES.

                                                  Year Ended December 31,
                                 ------------------------------------------------------
In millions, except per share      1992       1993       1994       1995        1996
data                              ------     ------     ------     ------      ------
Statement of Operations Data:

Revenues.....................     $  401     $  519     $  533     $  679        $ 835
Net income ..................         56         71        100        107          125
Net income  per share........       0.80       0.98       1.32       1.41         1.62
Cash dividends per share.....       0.39       0.58         --         --           --

Balance Sheet Data:

Total assets.................     $1,552     $1,687     $1,915     $2,341        $3,622
Project financing debt
   (long-term)...............      1,146      1,075      1,019      1,098         1,558
Revolving bank loan
   (long-term)...............         --         --         --         --           125
Other notes payable
   (long-term)...............         50        125        125        125           325

                                   AES CHIGEN
                             SELECTED FINANCIAL DATA

         The selected financial data presented below for the period from December 7, 1993 (inception) to November 30, 1994 and the fiscal years ended November 30, 1995 and 1996 for AES Chigen were derived from the audited consolidated financial statements contained in AES Chigen's Annual Reports on Form 10-K for the years ended November 30, 1995 and 1996. The data below should be read in conjunction with the audited consolidated financial statements of AES Chigen, and the related notes thereto, incorporated by reference herein.

                                        Period from
                                      December 7, 1993
                                       (inception) to     Fiscal Year Ended   Fiscal Year Ended
                                     November 30, 1994    November 30, 1995   November 30, 1996
                                     -----------------    -----------------   -----------------
                                                 (In millions, except per share data)
Statement of Operations Data:
Revenues......................          $     --            $    1.4             $    9.2
Net income /(loss)............              (0.4)                2.1                  4.1
Net income/(loss) per share...             (0.03)               0.12                 0.26

Balance Sheet Data:
Total assets..................          $  210.9            $  229.9             $  280.7
Loans from minority partners..                --                 7.0                 36.3



                            INCORPORATION OF CERTAIN
                             DOCUMENTS BY REFERENCE

         AES's Current Report on Form 8-K dated March 12, 1997, as filed with the Securities and Exchange Commission (the "Commission"), which contains the audited financial statements of AES for the year ended December 31, 1996, is incorporated by reference in the Proxy Statement/Prospectus, as amended and supplemented hereby.

         AES Chigen's Annual Report on Form 10-K for the fiscal year ended November 30, 1996 filed with the Commission on February 28, 1997 is incorporated by reference in the Proxy Statement/Prospectus, as amended and supplemented hereby.

         Copies of AES's Current Report on Form 8-K dated March 12, 1997, as filed with the Commission, are available, without charge, to any person, including any beneficial owner, to whom the Proxy Statement/Prospectus, as amended and supplemented hereby, is delivered, on written or oral request to The AES Corporation, 1001 North 19th Street, Arlington, Virginia 22209 (703) 522-1315, Attention: Secretary. Copies of the AES Chigen Annual Report on Form 10-K for the fiscal year ended November 30, 1996 (other than exhibits thereto unless such exhibits are specifically incorporated by reference) are available, without charge, to any person, including any beneficial owner, to whom the Proxy Statement/Prospectus, as amended and supplemented hereby, is delivered, on written or oral request, to AES China Generating Co. Ltd., 9/F., Allied Capital Resources Building, 32-38 Ice House Street, Central, Hong Kong, (852) 2842-5111,
Attention: Secretary. In order to
ensure timely delivery of the documents, any request should be made no later than five days prior to the date of the Class A Meeting and the Special Meeting.

                                OTHER INFORMATION

         A new proxy card has been enclosed in the event that you have already returned a proxy, but now wish to change your vote. By completing, signing and dating this new proxy form and returning it in the enclosed envelope, your prior proxy will be automatically revoked and your vote on the new proxy form will be counted. There is no need to return an additional proxy card if you have already sent in your proxy and do not wish to change your vote. If you are able to attend the Class A Meeting and/or the Special Meeting, you may revoke your proxy and vote in person if you wish.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under AES's By-Laws, and in accordance with Section 145 of the Delaware General Corporation Law (the "GCL"), AES shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than any action or suit by or in the right of AES to procure a judgment in its favor, which is hereinafter referred to as a "derivative action") by reason of the fact that such person is or was a director, officer or employee of AES, or is or was serving in such capacity or as agent at the request of AES for another entity, to the full extent authorized by Delaware law, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts actually and reasonably incurred in connection with the defense or settlement of such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of AES, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. Agents of AES may be similarly indemnified, at the discretion of the Board of Directors.

         Under Section 145 of the GCL, a similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to AES, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and only for such expenses as the court shall deem proper.

         Pursuant to AES's By-Laws, a person eligible for indemnification may have the expenses incurred in connection with any matter described above paid in advance of a final disposition by AES. However, such advances will only be made upon the delivery of an undertaking by or on behalf of the indemnified person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to indemnification.

         In addition, under AES's By-Laws, AES may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of AES or of another corporation against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not AES would have the power or the obligation to indemnify such person against such liability under the provisions of AES's By-Laws.

ITEM 21.  EXHIBITS.

EXHIBIT NO.                   DESCRIPTION

 2.1 Amended and Restated Agreement and Plan of Amalgamation dated as of November 12, 1996 among The AES Corporation, AES Acquisition Co. Ltd. and AES China Generating Co. Ltd. (included as Appendix A to the Proxy Statement/Prospectus dated February 28, 1997). (1)
 3.1 Amended and Restated Certificate of Incorporation of the AES Corporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (Registration No. 33-40483)).
 3.2    By-laws of The AES Corporation, as amended. (1)
 5. Opinion of Chadbourne & Parke LLP regarding the legality of the securities being registered. (1)
 8.     Opinion of Chadbourne & Parke LLP regarding tax matters. (1)
 23.1 Consent of Independent Auditors for The AES Corporation, Deloitte & Touche LLP.

 23.2 Consent of Independent Auditors for AES China Generating Co. Ltd., Deloitte Touche Tohmatsu.
 23.3 Consent of Independent Auditors for Light - Servicos de Electridade S.A., Deloitte Touche Tohmatsu.
 23.4 Consent of Chadbourne & Parke, LLP (included in its opinions filed as Exhibits 5 and 8 as part of initial filing).
 23.5   Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. (1)
 24     Power(s) of Attorney. (1)
 99.1   AES Chigen Proxy Card. (1)
 99.2   AES Chigen Proxy Card.

-------------------------------
(1) Previously filed with the Commission on February 28, 1997 as part of initial filing.


ITEM 22.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post- Effective Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Commonwealth of Virginia, on March 14, 1997.

                                  THE AES CORPORATION

                                  By: /s/ Dennis W. Bakke
                                  --------------------------------------------
                                  Name:   Dennis W. Bakke
                                  Title:  President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated on March 14, 1997.

           SIGNATURE                               TITLE


 /s/ Roger W. Sant *                      Chairman of the Board
---------------------------------
(Roger W. Sant)

 /s/ Dennis W. Bakke                      President, Chief Executive Officer
---------------------------------         (principal executive officer)
(Dennis W. Bakke)                         and Director


---------------------------------
(Vickie-Ann Assevero)                     Director

/s/ Dr. Alice F. Emerson *
---------------------------------
(Dr. Alice F. Emerson)                    Director

/s/ Robert F. Hemphill, Jr. *
---------------------------------
(Robert F. Hemphill, Jr.)                 Director

/s/ Frank Jungers *
---------------------------------
(Frank Jungers)                           Director

/s/ Dr. Henry R. Linden *
---------------------------------
(Dr. Henry R. Linden)                     Director


---------------------------------
(John H. McArthur)                        Director

/s/ Russell E. Train *
---------------------------------
(Russell E. Train)                        Director

/s/ Thomas I. Unterberg *
---------------------------------
(Thomas I. Unterberg)                     Director

/s/ Robert H. Waterman, Jr. *
---------------------------------
(Robert H. Waterman, Jr.)                 Director

/s/ Barry J. Sharp                        Vice President and Chief Financial
---------------------------------         Officer (principal financial
(Barry J. Sharp)                          and accounting officer)



                                     *By:   /s/   William R. Luraschi
                                          -----------------------------
                                            William R. Luraschi
                                            Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT NO.                    DOCUMENT                             SEQUENTIALLY
                                                                   NUMBERED PAGE

2.1 Amended and Restated Agreement and Plan of Amalgamation dated as of November 12, 1996 among The AES Corporation, AES Acquisition Co. Ltd. and AES China Generating Co. Ltd. (included as Appendix A to the Proxy Statement/Prospectus). (1)
3.1 Amended and Restated Certificate of Incorporation of the AES Corporation (incorporated by reference to
           Exhibit 3.1 to the Registration Statement on Form S-1 (Registration No. 33-40483)).
3.2        By-laws of The AES Corporation, as amended. (1)
5. Opinion of Chadbourne & Parke LLP regarding the legality of the securities being registered. (1)
8.         Opinion of Chadbourne & Parke LLP regarding tax
           matters. (1)
23.1 Consent of Independent Auditors for The AES Corporation, Deloitte & Touche LLP.
23.2 Consent of Independent Auditors for AES China Generating Co. Ltd., Deloitte Touche Tohmatsu.
23.3 Consent of Independent Auditors for Light Servicos Electridade S.A., Deloitte Touche Tohmatsu.
23.4 Consent of Chadbourne & Parke, LLP (included in its opinions filed as Exhibits 5 and 8 as part of initial filing).
23.5       Consent of Merrill Lynch, Pierce, Fenner & Smith
           Incorporated. (1)
24         Power(s) of Attorney. (1)
99.1       AES Chigen Proxy Card. (1)
99.2       AES Chigen Proxy Card.

----------------------

(1) Previously filed with the Commission on February 28, 1997 as part of initial filing.